Exhibit 99.1

July 2, 2010	Symbol: BER (TSX.V)

BE Resources Inc. Retains First Canadian Capital for Investor Relations and Grants Stock Options

TORONTO, ONTARIO – BE Resources Inc. (TSX.V: BER) (“BE” or the “Company”) is pleased to announce that it has retained First Canadian Capital Corp. (“First Canadian”) as a consultant to provide strategic marketing and investor relations services.

First Canadian will introduce the Company to private investors, analysts, brokers, money managers and other financial professionals, and will generate market awareness for BE as it advances its project in New Mexico.

Under the terms of the agreement, BE will pay First Canadian C$5,000 per month for a twelve month initial term (with a right of termination by either party after six months) and grant 300,000 stock options at an exercise price of US$0.31 per share with vesting in accordance with TSX Venture Exchange policies and expire in two years.

First Canadian’s appointment as an investor relations consultant of BE and the granting of stock options to First Canadian are subject to the approval of the TSX Venture Exchange.

David Tognoni, President of BE commented, “We are pleased to have First Canadian work with us to increase the exposure of BE to the financial markets and also increase awareness of our exploration activities and program in New Mexico. We chose First Canadian based on their professional standards and their track record of assisting other resource companies with effective investor relations plans and strategies.”

The Company also announced that it has granted to the President of the Company options to purchase up to 300,000 common shares of the Company at a price of US$0.31 per share and term of five years.

About BE Resources Inc.

BE Resources Inc. is a junior mineral exploration company focused on advancing the exploration and development of its Warm Springs beryllium project in New Mexico. For more information please visit BE’s website at www.be-res.com.

About First Canadian Capital Corp.

Based in Toronto and in the investor relations business for thirteen years, First Canadian Capital Corp. has assisted numerous North American corporations in gaining exposure and recognition within the global investment community. www.firstcanadiancapital.com

For further information, contact:
Investor Contact:

Jason Monaco		Eric Balog
First Canadian Capital Corp.		First Canadian Capital Corp.
Tel: 416-742-5600	Fax: 416-742-6410	Tel: 416-742-5600	Fax: 416-742-6410
Email: jmonaco@firstcanadiancapital.com		Email: ebalog@firstcanadiancapital.com

Certain statements contained in this news release may contain forward-looking information within the meaning of United States and Canadian securities laws. Such forward-looking information is identified by words such as “estimates”, “intends”, “expects”, “believes”, “may”, “will” and include, without limitation, statements regarding the Company’s expectations as to the services to be provided by First Canadian. Factors that could cause actual results to differ materially include, among others, the fact that the Company has not previously worked with First Canadian as well as factors pertaining to the Company such as drilling results. Investors are cautioned not to put undue reliance on forward-looking information. Except as otherwise required by applicable securities statutes or regulation, the Company expressly disclaims any intent or obligation to update publicly forward-looking information, whether as a result of new information, future events or otherwise.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.